Exhibit 99.1

Media Relations Contacts:		Investor Relations Contact:

Tracy Benelli Peregrine Systems, Inc. (858) 720-5609 Tracy.benelli@peregrine.com	Hugh Burnham The Fortex Group (212) 631-4251 hugh@fortexgroup.com	Heidi Flannery Ficomm (541) 322-0230 Heidi.flannery@ficomm.com

FOR IMMEDIATE RELEASE

PEREGRINE SYSTEMS® SETS SPECIAL MEETING OF STOCKHOLDERS IN CONNECTION WITH PROPOSED MERGER WITH HEWLETT-PACKARD COMPANY

SAN DIEGO, Calif., November 18, 2005 — Peregrine Systems, Inc. (OTC: PRGN) (“Peregrine”), a leading provider of enterprise asset and service management solutions, announced today that it has scheduled a special meeting of its stockholders to vote on the previously announced Agreement and Plan of Merger with Hewlett-Packard Company.  The special meeting will be held on Thursday, December 15, 2005 at 9:00 a.m. local time at The Lodge at Torrey Pines, located at 11480 North Torrey Pines Road, La Jolla, California.

Stockholders of record at the close of business on November 11, 2005, the record date for the special meeting, will be entitled to vote at the meeting.  Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has been granted.  Completion of the merger remains subject to Peregrine stockholder approval, certain foreign regulatory approvals and other customary closing conditions.  The merger is expected to close by December 31, 2005.  Upon completion of the merger, each Peregrine stockholder will receive $26.08 in cash for each share of Peregrine common stock.

About Peregrine

Peregrine Systems, Inc. is a global provider of enterprise software to enable leading companies to optimally manage the IT infrastructure.  The Company’s flagship product suites—ServiceCenter® and AssetCenter®—create a foundation for IT asset and service management solutions based on industry best practices, including ITIL (IT Infrastructure Library).  In addition, customers use Peregrine’s Configuration Services suite to gain an accurate, consolidated view of their IT assets.  Peregrine recently introduced a new vision—Optimal IT—to deliver predictive analytics and decision modeling to optimize IT performance.  Founded in 1981, Peregrine has sustained a longstanding tradition of delivering software solutions with superior functionality to a broad segment of the global enterprise customer market.  Headquartered in San Diego, Calif., the Company conducts business from offices in the Americas, Europe and Asia Pacific.  For more information, please visit: www.peregrine.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans and intentions of the Company.  These statements relate to expectations about future events or results and are based upon information available to the Company as of today’s date.  These forward-looking statements are not guarantees of the future performance of the Company and actual events or results may vary materially from the events and results discussed in this press release or in any other forward-looking statements made by or on behalf of the Company.  The Company disclaims any obligation to update or revise any of the forward-looking statements contained herein to reflect future events or developments.

Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of Peregrine Systems, Inc. or its affiliates.  All other marks are the property of their respective owners.